Titan Machinery Inc. Announces Results for Fiscal Second Quarter Ended July 31, 2021

- Revenue for Second Quarter of Fiscal 2022 Increased 24.4% to $377.6 million -
- GAAP EPS for Second Quarter of Fiscal 2022 was $0.50 and Adjusted EPS was $0.57 -
- Company Increases Fiscal 2022 Modeling Assumptions -

West Fargo, ND – August 26, 2021 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal second quarter ended July 31, 2021.
David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, "Equipment demand momentum continued through our second fiscal quarter with our equipment revenues increasing 35% versus prior year. The current environment is supported by our healthy inventory position and robust demand, along with continued strength in our parts and service business, driving strong consolidated pre-tax income growth of 89% during second quarter compared to prior year second quarter. From a segment perspective, our Agriculture business was well-positioned and produced exceptional growth as high commodity prices are offsetting drought conditions in areas of our footprint. However, we are especially pleased with the improved performance of both our Construction and International segments. Our construction segment pre-tax income grew 105% versus the prior year and our International segment pre-tax income increased by $0.9 million, and on an adjusted basis by $2.4 million, versus the prior year. Our operational improvements have enhanced the performance of each of our segments, as well as added value to our customers' businesses. Looking forward, our team is ready to support our customers through the upcoming busy harvest and end of year construction seasons, as we complete the second half of our fiscal year."
Fiscal 2022 Second Quarter Results
Consolidated Results
For the second quarter of fiscal 2022, revenue increased to $377.6 million compared to $303.5 million in the second quarter last year. Equipment sales were $272.7 million for the second quarter of fiscal 2022, compared to $202.7 million in the second quarter last year. Parts sales were $65.3 million for the second quarter of fiscal 2022, compared to $61.5 million in the second quarter last year. Revenue generated from service was $29.7 million for the second quarter of fiscal 2022, compared to $28.0 million in the second quarter last year. Revenue from rental and other was $9.9 million for the second quarter of fiscal 2022, compared to $11.4 million in the second quarter last year. Rental revenue was down due to a decrease in inventory rentals, a reduced rental fleet and the January 2021 divestiture of the company's construction stores in Arizona. While the fleet was smaller compared to the prior year, the dollar utilization of the fleet improved to 26.6% in the quarter compared to 22.2% in the same period last year.
Gross profit for the second quarter of fiscal 2022 was $75.0 million, compared to $62.7 million in the second quarter last year. The Company's gross profit margin decreased to 19.9% in the second quarter of fiscal 2022, compared to 20.7% in the second quarter last year. Gross profit margin decreased due to mix, with a greater proportion of equipment revenue this year versus higher margin parts and service revenue as compared to the second quarter of the prior year.
Operating expenses increased by $4.0 million to $57.1 million for the second quarter of fiscal 2022, compared to $53.1 million in the second quarter last year, primarily due to higher variable expenses on increased revenues. Operating expenses as a percentage of revenue decreased 240 basis points to 15.1% for the second quarter of fiscal 2022, compared to 17.5% of revenue in the prior year period. The Company also recognized impairments related to intangible and long-lived assets within our International segment of $1.5 million in the second quarter of fiscal 2022 compared to none in the prior year quarter.
Floorplan and other interest expense was $1.5 million in the second quarter of fiscal 2022, compared to $1.9 million for the same period last year. The decrease was primarily due to lower borrowings.
In the second quarter of fiscal 2022, net income was $11.2 million, or earnings per diluted share of $0.50, compared to net income of $6.4 million, or earnings per diluted share of $0.28, for the second quarter of last year.
On an adjusted basis, net income for the second quarter of fiscal 2022 was $13.0 million, or adjusted earnings per diluted share of $0.57, compared to adjusted net income of $6.6 million, or adjusted earnings per diluted share of $0.29, for the second quarter of last year.
Adjusted EBITDA was $23.5 million in the second quarter of fiscal 2022, compared to $15.8 million in the second quarter of last year.
Segment Results
Agriculture Segment - Revenue for the second quarter of fiscal 2022 was $219.4 million, compared to $169.1 million in the second quarter last year. The increase in revenue was primarily driven by strong demand for equipment. Pre-tax income for the second quarter of fiscal 2022 was $12.1 million, compared to $6.8 million in the second quarter last year.
Construction Segment - Revenue for the second quarter of fiscal 2022 was $80.9 million, compared to $77.7 million in the second quarter last year. The increase in revenue was driven by increased equipment sales partially offset by lower parts, service and rental revenue as a result of our previously announced divestment in Arizona. Pre-tax income for the second quarter of fiscal 2022 was $2.8 million, compared to $1.4 million in the second quarter last year.
International Segment - Revenue for the second quarter of fiscal 2022 was $77.3 million, compared to $56.7 million in the second quarter last year. The increase in revenue was driven by strong equipment sales. Pre-tax income for the second quarter of fiscal 2022 was $0.4 million, compared to a pre-tax loss of $0.4 million in the second quarter last year. Adjusted pre-tax income for the second quarter of fiscal 2022 was $1.9 million, compared to an adjusted pre-tax loss of $0.6 million in the second quarter last year.
Fiscal 2022 First Six Months Results
Revenue was $750.3 million for the first six months of fiscal 2022, compared to $613.7 million for the same period last year. Net income for the first six months of fiscal 2022 was $21.8 million, or $0.97 per diluted share, compared to a net income of $8.7 million, or $0.39 per diluted share, for the same period last year. On an adjusted basis, net income for the first six months of fiscal 2022 was $23.4 million, or $1.04 per diluted share, compared to an adjusted net income of $10.0 million, or $0.44 per diluted share, in the same period last year. Adjusted EBITDA was $43.3 million in the first six months of fiscal 2022, compared to $26.9 million in the same period last year.
Balance Sheet and Cash Flow
Cash at the end of the second quarter of fiscal 2022 was $65.6 million. Inventories increased to $427.1 million as of July 31, 2021, compared to $418.5 million as of January 31, 2021. This inventory increase includes a $10.6 million increase in parts inventory and a $2.5 million decrease in equipment inventory, which reflects an increase in new equipment inventory of $31.4 million and a $34.0 million decrease in used equipment inventory. Outstanding floorplan payables were $185.5 million on $771.0 million total available floorplan lines of credit as of July 31, 2021, compared to $161.8 million outstanding floorplan payables as of January 31, 2021.
In the first six months of fiscal 2022, net cash provided by operating activities was $28.6 million, compared to net cash provided by operating activities of $13.0 million in the first six months of fiscal 2021. The Company evaluates its cash flow from operating activities net of all floorplan payable activity and maintaining a constant level of equity in its equipment inventory. Taking these adjustments into account, adjusted net cash used for operating activities was $19.0 million in the first six months of fiscal 2022, compared to adjusted net cash provided by operating activities of $16.1 million in the first six months of fiscal 2021.
Mr. Meyer concluded, "The current environment is providing us the opportunity to showcase the improvements we've made to our business over the past several years. Our inventory turns are continuing to trend upward and we are receiving inventory shipments that are allowing us to surpass our revenue targets. While supply chains remain tight, we are confident in our ability to drive growth through the second half of our fiscal year and, as a result, we are raising our modeling assumptions accordingly."
Fiscal 2022 Modeling Assumptions
The following are the Company's current expectations for fiscal 2022 modeling assumptions.

	Current Assumptions	Previous Assumptions
Segment Revenue
Agriculture(1)	Up 18-23%	Up 15-20%
Construction(2)	Up 2-7%	Up 2-7%
International	Up 27-32%	Up 17-22%

Diluted EPS(3)	$2.00 - $2.20	$1.65 - $1.85

(1) Includes the full year impact of the HorizonWest acquisition completed in May 2020.
(2) Includes the full year impact of the Phoenix and Tucson, AZ store divestitures in January 2021. Adjusting full year fiscal 2021 net sales by $27 million, representing the 2021 net sales of these divested stores, results in a same-store sales assumption of up approximately 10-15%.

(3) Includes expenses related to ERP implementation.
Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 705-6003 from the U.S. International callers can dial (201) 493-6725. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, September 9, 2021, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13722439.
A copy of the presentation that will accompany the prepared remarks on the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.
Non-GAAP Financial Measures
Within this release, the Company refers to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. The Company believes that these non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. Generally, the non-GAAP financial measures include adjustments for items such as valuation allowances for income tax, impairment charges, Ukraine remeasurement gains/losses and charges associated with our Enterprise Resource Planning (ERP) system transition during fiscal 2021. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute, for the GAAP financial measures presented in this release and the Company's financial statements and other publicly filed reports. Non-GAAP financial measures presented in this release may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of adjusted financial measures used in this release to their most directly comparable GAAP financial measures. These reconciliations are attached to this release. The tables included in the Non-GAAP Reconciliations section reconcile adjusted net income (loss), adjusted EBITDA, adjusted diluted earnings (loss) per share, adjusted income (loss) before income taxes, and adjusted net cash provided by (used for) operating activities (all non-GAAP financial measures) for the periods presented, to their respective most directly comparable GAAP financial measure.
About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations in North America and Europe. The network consists of US locations in Colorado, Iowa, Minnesota, Montana, Nebraska, North Dakota, South Dakota, Wisconsin and Wyoming and its European stores are located in Bulgaria, Germany, Romania, Serbia and Ukraine. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.
Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of our management. Forward-looking statements made in this release, which may include statements regarding Agriculture, Construction, and International segment initiatives and improvements, segment revenue realization, growth and profitability expectations, inventory expectations, leverage expectations, agricultural and construction equipment industry conditions and trends, and modeling assumptions and expected results of operations for the fiscal year ending January 31, 2022, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, the duration, scope and impact of the COVID-19 pandemic on the Company's operations, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to reduce inventory levels, weather conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Other than required by law, Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained in this release to reflect future events or developments.
Investor Relations Contact:
ICR, Inc.
John Mills, jmills@icrinc.com
Managing Partner
646-277-1254

TITAN MACHINERY INC.
Consolidated Condensed Balance Sheets
(in thousands, except per share data)
(Unaudited)

	July 31, 2021	January 31, 2021
Assets
Current Assets
Cash	$65,584	$78,990
Receivables, net of allowance for expected credit losses	82,068	69,109
Inventories	427,109	418,458
Prepaid expenses and other	20,684	13,677
Total current assets	595,445	580,234
Noncurrent Assets
Property and equipment, net of accumulated depreciation	162,657	147,165
Operating lease assets	66,934	74,445
Deferred income taxes	5,265	3,637
Goodwill	1,433	1,433
Intangible assets, net of accumulated amortization	6,558	7,785
Other	1,079	1,090
Total noncurrent assets	243,926	235,555
Total Assets	$839,371	$815,789

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$20,649	$20,045
Floorplan payable	185,549	161,835
Current maturities of long-term debt	5,455	4,591
Current operating lease liabilities	10,755	11,772
Deferred revenue	37,977	59,418
Accrued expenses and other	47,751	48,791
Income taxes payable	2,335	11,048
Total current liabilities	310,471	317,500
Long-Term Liabilities
Long-term debt, less current maturities	63,624	44,906
Operating lease liabilities	66,678	73,567
Other long-term liabilities	6,746	8,535
Total long-term liabilities	137,048	127,008
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	253,129	252,913
Retained earnings	138,665	116,869
Accumulated other comprehensive income	58	1,499
Total stockholders' equity	391,852	371,281
Total Liabilities and Stockholders' Equity	$839,371	$815,789

TITAN MACHINERY INC.
Consolidated Condensed Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2021	2020	2021	2020
Revenue
Equipment	$272,733	$202,654	$548,713	$421,159
Parts	65,317	61,454	127,942	118,068
Service	29,676	27,986	57,379	53,586
Rental and other	9,904	11,371	16,300	20,860
Total Revenue	377,630	303,465	750,334	613,673
Cost of Revenue
Equipment	240,332	180,231	484,008	377,278
Parts	46,089	43,032	90,529	82,649
Service	9,771	9,665	19,065	18,010
Rental and other	6,420	7,849	10,737	14,636
Total Cost of Revenue	302,612	240,777	604,339	492,573
Gross Profit	75,018	62,688	145,995	121,100
Operating Expenses	57,074	53,079	113,516	106,137
Impairment of Intangible and Long-Lived Assets	1,498	—	1,498	216
Income from Operations	16,446	9,609	30,981	14,747
Other Income (Expense)
Interest and other income	654	562	1,320	692
Floorplan interest expense	(350)	(901)	(768)	(2,054)
Other interest expense	(1,118)	(978)	(2,222)	(1,944)
Income Before Income Taxes	15,632	8,292	29,311	11,441
Provision for Income Taxes	4,383	1,892	7,515	2,779
Net Income	11,249	6,400	21,796	8,662

Diluted Earnings per Share	$0.50	$0.28	$0.97	$0.39
Diluted Weighted Average Common Shares	22,276	22,119	22,220	22,068

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended July 31,
	2021	2020
Operating Activities
Net income	$21,796	$8,662
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	10,602	11,286
Impairment	1,498	216
Other, net	4,893	5,661
Changes in assets and liabilities
Inventories	(17,166)	31,885
Manufacturer floorplan payable	56,436	(26,726)
Other working capital	(49,498)	(17,949)
Net Cash Provided by Operating Activities	28,561	13,035
Investing Activities
Property and equipment purchases	(19,834)	(10,473)
Proceeds from sale of property and equipment	420	489
Acquisition consideration, net of cash acquired	—	(6,790)
Other, net	12	(20)
Net Cash Used for Investing Activities	(19,402)	(16,794)
Financing Activities
Net change in non-manufacturer floorplan payable	(22,731)	7,229
Net proceeds from (payments on) long-term debt and finance leases	1,334	(1,840)
Other, net	(976)	(870)
Net Cash Provided by (Used for) Financing Activities	(22,373)	4,519
Effect of Exchange Rate Changes on Cash	(192)	3
Net Change in Cash	(13,406)	763
Cash at Beginning of Period	78,990	43,721
Cash at End of Period	$65,584	$44,484

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended July 31,			Six Months Ended July 31,
	2021	2020	% Change	2021	2020	% Change
Revenue
Agriculture	$219,364	$169,072	29.8%	$448,915	$362,700	23.8%
Construction	80,943	77,719	4.1%	149,550	137,833	8.5%
International	77,323	56,674	36.4%	151,869	113,140	34.2%
Total	$377,630	$303,465	24.4%	$750,334	$613,673	22.3%

Income (Loss) Before Income Taxes
Agriculture	$12,067	$6,752	78.7%	$23,292	$12,914	80.4%
Construction	2,815	1,375	104.7%	2,953	(1,498)	n/m
International	430	(432)	n/m	3,238	(711)	n/m
Segment income before income taxes	15,312	7,695	99.0%	29,483	10,705	n/m
Shared Resources	320	597	(46.4)%	(172)	736	n/m
Total	$15,632	$8,292	88.5%	$29,311	$11,441	n/m

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2021	2020	2021	2020
Adjusted Net Income
Net Income	$11,249	$6,400	$21,796	$8,662
Adjustments
ERP transition costs	—	763	—	1,484
Impairment charges	1,498	—	1,498	216
Ukraine remeasurement (gain) / loss	(53)	(130)	(183)	635
Total Pre-Tax Adjustments	1,445	633	1,315	2,335
Less: Tax Effect of Adjustments (1)	—	466	—	1,047
Plus: Income Tax Valuation Allowance	278	—	278	—
Total Adjustments	1,723	167	1,593	1,288
Adjusted Net Income	$12,972	$6,567	$23,389	$9,950

Adjusted Diluted EPS
Diluted EPS	$0.50	$0.28	$0.97	$0.39
Adjustments (2)
ERP transition costs	—	0.03	—	0.07
Impairment charges	0.07	—	0.07	0.01
Ukraine remeasurement (gain) / loss	(0.01)	—	(0.01)	0.02
Total Pre-Tax Adjustments	0.06	0.03	0.06	0.10
Less: Tax Effect of Adjustments (1)	—	0.02	—	0.05
Plus: Income Tax Valuation Allowance	0.01	—	0.01	—
Total Adjustments	0.07	0.01	0.07	0.05
Adjusted Diluted EPS	$0.57	$0.29	$1.04	$0.44

Adjusted Income Before Income Taxes
Income Before Income Taxes	$15,632	$8,292	$29,311	$11,440
Adjustments
ERP transition costs	—	763	—	1,484
Impairment charges	1,498	—	1,498	216
Ukraine remeasurement (gain) / loss	(53)	(130)	(183)	635
Total Adjustments	1,445	633	1,315	2,335
Adjusted Income Before Income Taxes	$17,077	$8,925	$30,626	$13,775

Adjusted Loss Before Income Taxes - Construction
Income (Loss) Before Income Taxes	$2,815	$1,375	$2,953	$(1,498)
Impairment charges	—	—	—	216
Adjusted Income (Loss) Before Income Taxes	$2,815	$1,375	$2,953	$(1,282)

Adjusted Income Before Income Taxes - International
Income (Loss) Before Income Taxes	$430	$(432)	$3,238	$(711)
Adjustments
Impairment charges	1,498	—	1,498	—
Ukraine remeasurement (gain) / loss	(53)	(130)	(183)	635
Total Adjustments	1,445	(130)	1,315	635
Adjusted Income (Loss) Before Income Taxes	$1,875	$(562)	$4,553	$(76)

Adjusted EBITDA
Net Income	$11,249	$6,400	$21,796	$8,662
Adjustments
Interest expense, net of interest income	1,049	938	2,100	1,792
Provision for income taxes	4,383	1,892	7,515	2,779
Depreciation and amortization	5,395	5,911	10,602	11,286
EBITDA	22,076	15,141	42,013	24,519
Adjustments
ERP transition costs	—	763	—	1,484
Impairment charges	1,498	—	1,498	216
Ukraine remeasurement (gain) / loss	(53)	(130)	(183)	635
Total Adjustments	1,445	633	1,315	2,335
Adjusted EBITDA	$23,521	$15,774	$43,328	$26,854

Adjusted Net Cash Provided by (Used for) Operating Activities
Net Cash Provided by Operating Activities			$28,561	$13,035
Net Change in Non-Manufacturer Floorplan Payable			(22,731)	7,229
Adjustment for Constant Equity in Inventory			(24,842)	(4,191)
Adjusted Net Cash Provided by (Used for) Operating Activities			$(19,012)	$16,073

(1) The tax effect of U.S. related adjustments was calculated using a 26% tax rate, determined based on a 21% federal statutory rate and a 5% blended state income tax rate. Included in the tax effect of the adjustments is the tax impact of foreign currency changes in Ukraine of $0.3 million for the three months ended July 31, 2020 and $0.6 million for the six months ended July 31, 2020.
(2) Adjustments are net of amounts allocated to participating securities where applicable.